Exhibit 99.1
Eagle Test Systems Reports Second Quarter Fiscal 2008 Results
Net Revenue of $33.1 million; Net Income of $0.26 per Diluted Common Share
Buffalo Grove, Illinois — April 29, 2008 — Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its second fiscal quarter ended March 31, 2008.
Operating Results
Net revenue was $33.1 million for the second fiscal quarter ended March 31, 2008, an increase of $11.8 million, or 55.5%, compared to net revenue of $21.3 million for the same period in the prior fiscal year. Sequentially, net revenues increased $2.1 million or 6.9% from the December 2007 quarter. Gross margin for the second fiscal quarter was 62.0% of net revenue, compared to 60.5% of net revenue for the same period in the prior fiscal year, and 61.5% for our December 2007 quarter. Operating income for the second fiscal quarter was $8.0 million, compared to $2.0 million in operating income for the same period in the prior fiscal year, and $6.9 million for our December 2007 quarter.
Net income for the second fiscal quarter was $6.0 million or $0.26 per fully diluted common share, compared to net income of $1.8 million or $0.08 per fully diluted common share for the same period in the prior fiscal year, and net income of $5.3 million or $0.23 per fully diluted common share for the December 2007 quarter.
Net revenue was $64.1 million for the six months ended March 31, 2008, compared to net revenue of $45.3 million for the same period in the prior fiscal year. Net income was $11.3 million, an increase of $5.6 million over net income of $5.7 million in the comparable period in the prior fiscal year. The Company reported income per fully diluted common share of $0.49 for the six months ended March 31, 2008, compared to $0.25 for the same period in the prior fiscal year.
“I am very pleased with our strong second quarter performance and our ability to continue delivering positive earnings for our shareholders,” stated Len Foxman — Eagle CEO. “These results are indicative of the success we can achieve by remaining focused on delivering profitable results and leveraging our strong business model.”
Outlook
The Company estimates net revenue will be between $30.0 and $34.0 million in the third fiscal quarter ending June 30, 2008. The Company estimates earnings per share will be between $0.19 and $0.26 based on an estimated 23,200,000 fully diluted common shares.
Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-831-6224 (domestic calls) or 1-617-213-8853 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 15220963; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until May 13, 2008. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 60674706.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the third fiscal quarter ending June 30, 2008 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects there under on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on December 6, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.
Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

	Three Months ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Revenue	$33,134	$21,308	$64,134	$45,344
COGS	12,594	8,420	24,533	18,296
Gross margin	20,540	12,888	39,601	27,048
Margin %	62.0%	60.5%	61.7%	59.7%
SG&A	9,213	8,668	18,505	16,083
R&D	3,293	2,208	6,202	4,362
Total operating expense	12,506	10,876	24,707	20,445
Operating income	8,034	2,012	14,894	6,603
% of Revenue	24.2%	9.4%	23.2%	14.6%
Interest expense	3	235	8	251
Other (income) expense (1)	(1,071)	(1,212)	(2,219)	(2,476)
Income before taxes	9,102	2,989	17,105	8,828
Tax expense	3,108	1,150	5,785	3,123
Net income	$5,994	$1,839	$11,320	$5,705
	18.1%	8.6%	17.7%	12.6%
Earnings per common share
Basic	$0.26	$0.08	$0.49	$0.25
Fully diluted	$0.26	$0.08	$0.49	$0.25
Shares
Basic	22,974,177	22,895,803	22,974,177	22,864,818
Fully diluted	23,096,408	23,122,421	23,109,083	23,099,357
FOOTNOTES:

(1)	Other (income) expense primarily consists of interest income earned on cash and marketable securities.

	March 31,	September 30,
Balance sheet Data (Unaudited)	2008	2007
Cash & investments	$76,891	$112,517
Accounts receivables	24,047	18,238
Inventories	36,056	22,233
Current assets	143,617	161,255
Long-term investments	35,858	—
Total assets	$193,067	$172,570
Accounts payable	$13,667	$6,079
Deferred revenue	7,457	6,441
Current liabilities	29,480	19,222
Long-term liabilities	474	1,458
Total liabilities & stockholders equity	$193,067	$172,570
End of Table